Exhibit 99.1

Ethan Allen Announces Election of John J. Dooner, Jr. as Director

DANBURY, Conn.--(BUSINESS WIRE)--November 19, 2010--Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) announces that its Board of Directors has elected John J. Dooner, Jr. as a director of the Company to serve for a term to expire in 2011.

Mr. Dooner serves as Executive Chairman of McCann Worldgroup, a company he formed in 1997 and of which he had been CEO. Under Mr. Dooner’s leadership, McCann has grown to be one of the world’s largest marketing communications organizations, with operations in over 125 countries and a client roster that includes preeminent global marketers and many of the world’s most famous brands. Prior to assuming that position, Mr. Dooner was CEO of McCann Erickson Worldwide, a post he assumed in 1992.

Mr. Dooner serves on several not for profit organizations, including service as Chairman of the Board of Trustees of United Way Worldwide; Charter Member of the President’s Advisory Council of CARE and Past Chairman and Board Member of the Advertising Council.

Mr. Kathwari, Chairman and CEO stated, “We are delighted that John Dooner is joining our Board. He brings extensive expertise in leadership, marketing and advertising.”

Mr. Dooner commented, “The Ethan Allen brand, known for quality, style and value, has, through these difficult economic times, been able to maintain its leadership position. I am pleased to be joining its team as a director.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 280 Design Centers in the United States and abroad. Ethan Allen owns and operates seven manufacturing facilities in North America, including five manufacturing plants and one sawmill in the United States and one manufacturing plant in Mexico. Approximately seventy percent of its products are made in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer